Exhibit 10.2

MPG PETROLEUM, INC.

LEASE BANK AGREEMENT

The “PEARL” PROSPECT, SAN PATRICIO COUNTY, TEXAS

This letter is written to evidence the entire terms and provisions of the agreement between MPG Petroleum, Inc. (hereinafter referred to as “MPG”), whose address is 8620 N. New Braunfels, Suite 411, San Antonio, Texas 78217 and Daybreak Mines, Inc. (hereinafter referred to as “Banker”), whose address is 621B 37th Street SW, Calgary, Alberta, Canada T3C 1R8, respecting the captioned oil and gas exploration prospect situated in San Patricio County, Texas in consideration of the following recited mutual covenants, obligations and considerations:

1.

MPG has developed a geologically promising exploration prospect for the discovery of oil and gas in San Patricio County, Texas.  The Prospectus of the Pearl Prospect (Exhibit A) is attached hereto, incorporated herein and made a part hereof for all purposes.  Within the Prospectus, geological information and particularly, a Structure map is enclosed and identified as the “Blue (-15,000’) Reflection” which depicts the structure of the Pearl Prospect.  It is within the confines of this map that oil and gas leases will be acquired subject to this Agreement.  All Oil and Gas Leases and/ or Oil and Gas Lease Options acquired under the Pearl Prospect will be listed on a Schedule of Leases (Exhibit B) and accompanying Land Map (Exhibit C) which will be provided to Banker prior to use of funds.

The Initial Lease Bank for the Pearl Prospect is the cash sum of $300,000.00 (the “Bank”) to pay for the acquisition of the Oil and Gas Leases, together with necessary title investigations, brokerage expenses and all related fees and cost of acquisitions.  MPG will purchase as many net mineral acres as possible under the Pearl Prospect utilizing the Bank to pay for the acquisition based on best effort trades negotiated by MPG.  MPG will have sole and absolute discretion to fully negotiate and accept or reject trades of Oil and Gas Leases and/ or Oil and Gas Lease Options.  The Banker(s) shall earn a total of 1.00% of 8/8ths overriding royalty interest in all Oil and Gas Leases and/ or Oil and Gas Lease Options acquired utilizing the $300,000.00 Bank.  If more than one Banker contributes to the Bank, then Bankers shall earn an overriding royalty interest in an amount directly proportional to the amount of funds contributed to Bank.

2.

On or before June 20, 2005, Banker has agreed. And hereby does agree, to wire the sum of $100,000.00 USD as its share of the Bank (less $10,000.00 Earnest

Money which is due upon execution of this Agreement as set out below) for the benefit of MPG Petroleum, Inc. into an account to be set up exclusively for this purpose.  Such account shall be titled the MPG Petroleum, Inc. “Pearl Prospect Lease Bank Escrow Account” and will be set up at International Bank of Commerce (“IBC"), located at 130 East Travis, San Antonio, Texas 78205, which shall act as the escrow agent, for the benefit of MPG and Banker.  The Bank funds deposited into this account shall be used for the sole and exclusive purpose of purchasing the Oil and Gas Leases and Oil and Gas Lease Options and performing the necessary title investigations and related costs as described above.  The banker shall earn 0.333333 of 1.00% of 8/8ths in all Oil and Gas Leases and/ or Oil and Gas Lease Options acquired by MPG under the Pearl Prospect utilizing the Bank funds of the Banker in the amount set out above and under the conditions herein set forth.

MPG agrees to, with the cash advance made to the “Pearl Prospect Lease Bank Escrow Account”, redeem the Oil and Gas Leases and Oil and Gas Lease Options by paying the time drafts of the Lessors or paying by Certified Check the amounts due to the Lessors on or before their due dates.

Immediately upon payment of a Draft or Certified Check, IBC will then release the original executed Oil and Gas Leases and/ or Oil and Gas Lease Options to MPG who will then immediately forward the same for filing and recording in the Official Real Estate records of San Patricio County, Texas.  Upon return of each filed and recorded instrument, MPG will forward a reproduced copy of the instrument(s) to Banker, evidencing the recording date, along with an Assignment of Oil and Gas Mineral Interest instrument, evidencing Banker’s ownership in the Oil and Gas Lese(s) and/ or Oil and Gas Lease Options.

3.

MPG agrees that promptly upon delivery to it of the subject Oil and Gas Leases and/ or Oil and Gas Lease Options, it shall immediately proceed to market them together with the geological data and subsurface interpretations it has developed for the explanation, development and production of the Pearl Prospect.

MPG agrees that the payment of $90,000.00 by June 20, 2005, by the Banker will earn Banker the first right of refusal (“Option”) for a period of 90 days thereafter, to elect to acquire up to a 33.3333% working Interest in the Pearl Project as a whole under the exact terms of the prospectus as set out in Exhibit A.  However, it is expressly a condition of this Agreement that if Banker fails to pay the balance of the Bank funds after deduction of its 10% Earnest Money) on or before June 20, 2005, the Option extended herein to Banker to purchase working interest in the Pearl Prospect shall expire and shall be of no force and effect.  An extension of time on this Option may be granted by MPG in writing, at its sole and absolute discretion.

If you agree that this letter properly evidences the terms of our agreement, please enter your signature at the space provided below and return two (2) executed originals to the office of MPG Petroleum, Inc., at 8620 N. New Braunfels, Suite 411, San Antonio, Texas, along with a certified check in the amount of $10,000.00 as Earnest Money toward the June 20, 2005, closing date of the Lease Bank Agreement.

Yours truly,

MPG Petroleum, Inc.

/s/ Margaret P. Graham

Margaret P. Graham

President

Accepted and agree to this 21st day of April, 2005

BANKER

By: /s/ Robert Martin

Robert Martin

Daybreak Mines, Inc.